EXHIBIT 10.1
EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 19, 2025 and effective as of November 1, 2025 (the “Effective Date”) by and between T-Mobile US, Inc. (the “Company”) and Srinivasan Gopalan (the “Executive”).

W I T N E S S E T H:
Whereas, the Company and the Executive previously entered into Terms of Employment, effective as of March 1, 2025 (the “Original Effective Date”), setting forth the terms and conditions of the Executive’s employment with the Company as its Chief Operating Officer (the “Terms of Employment”).
Whereas, the parties hereto wish to enter into this Agreement, which replaces and supersedes the Terms of Employment in its entirety, setting forth the terms and conditions of the Executive’s employment with the Company, effective as of the Effective Date.
Now Therefore, in consideration of the promises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Duties.1 The Company shall employ the Executive, and the Executive shall serve in the full-time employ of the Company, on the terms and subject to the conditions set forth in this Agreement. The Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Company, reporting to the Board of Directors of the Company (the “Board”). The Executive shall have such duties and authority commensurate with the position of CEO of the Company and shall perform such other duties commensurate with such position as the Board may from time-to-time assign. During the Term (as defined below), Deutsche Telekom AG (“DT”) shall cause the Executive to be appointed to the Board (and for so long as the Company has publicly traded common stock or other equity securities, the Company shall use its best efforts to cause the Executive to be nominated for election to the Board). The Executive shall devote his best efforts and all of his business time and attention to promote the benefit and advantage of the Company; provided, however, that the foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities which have been previously approved by the Company’s compliance function consistent with Company policy or from devoting a reasonable amount of time to private investments not inconsistent with the Restrictive Covenant and Confidentiality Agreement (as defined below); provided further, that the Executive may serve on additional boards of directors and/or advisory boards from time to time, subject to the approval of the Chairman of the Board, which approval shall not be unreasonably withheld, provided, further, that in all such cases such service may not materially interfere with the Executive’s full time services to the Company, and such service may continue for so long as such entities do not, in the reasonable and good faith judgment of the Board, compete, directly or indirectly, with the business of the Company. The Executive’s position shall be based at the Company’s headquarters in Bellevue, Washington.
2.Term. Subject to earlier termination as set forth herein, the Executive’s employment with the Company under this Agreement shall commence on the Effective Date and continue until the fifth (5th) anniversary of the Effective Date (the “Term”), unless,
1 For purposes of this Agreement, “Company” refers to T-Mobile US, Inc.; provided, however, that for payroll and tax reporting purposes, the Executive may also be an employee of T-Mobile USA, Inc.

prior to the expiration of the Term, the parties hereto mutually agree in writing to extend the term of this Agreement. Nevertheless, the Executive’s employment with the Company remains “at will”, and may be terminated by either the Executive or the Company, subject to Section 4 below. The at-will nature of the Executive’s employment relationship may not be changed except in a written document signed by both the Executive and a member of the Board. The “Termination Date” of the Executive’s employment under this Agreement shall be the earliest to occur of:
(a)the last day of the Term,
(b)the termination date provided in the written notice delivered by the Executive or the Company (or, in the event of a Company Retirement Acceleration (as defined below), such earlier termination date as determined by the Company), as the case may be, pursuant to the provisions of Section 4,
(c)the date of the Executive’s death or Disability (as defined below) pursuant to the provisions of Section 4, or
(d)the date determined by mutual written agreement of the parties.
3.Compensation and Benefits. During the Term, the Executive shall be compensated by the Company as follows:
(a)Base Salary. During the Term, the Executive shall be paid an annual base salary (the “Base Salary”) at an initial rate of $1,400,000 (pro-rated for any partial year of employment). The Executive’s Base Salary shall be payable in installments in accordance with the Company’s regular payroll practices as in effect from time to time. In addition, the Executive’s Base Salary shall be increased by the Compensation Committee of the Board or a Subcommittee thereof (in either case, the “Committee”) as follows: (i) effective January 1, 2026, the Base Salary shall be increased to the greater of (x) the Base Salary in effect for the immediately preceding calendar year and (y) the 40th percentile of the then-current annual base salary for Chief Executive Officers in the Company’s then-current peer group as determined by the Committee and utilized by the Committee for executive compensation decisions (the “Peer Group”); (ii) effective January 1, 2027, the Base Salary shall be increased to the greater of (x) the Base Salary in effect for the immediately preceding calendar year and (y) the 45th percentile of the then-current annual base salary for Chief Executive Officers in the Company’s then-current Peer Group; (iii) effective January 1, 2028, the Base Salary shall be increased to the greater of (x) the Base Salary in effect for the immediately preceding calendar year and (y) the 45th percentile of the then-current annual base salary for Chief Executive Officers in the Company’s then-current Peer Group; and (iv) effective each of January 1, 2029 and January 1, 2030, the Base Salary shall be increased to the greater of (x) the Base Salary in effect for the immediately preceding calendar year and (y) the 50th percentile of the then-current annual base salary for Chief Executive Officers in the Company’s then-current Peer Group (in each case, subject to the Executive’s continued employment with the Company through the date of the applicable increase and with Peer Group base salaries measured as of January 1st of the applicable calendar year and rounded up to the nearest hundred thousand dollars). The Committee shall periodically review (not less than annually) the amount of the Executive’s Base Salary and may increase, but not decrease, such Base Salary in its discretion.
(b)Sign-On Payment. Pursuant to the Terms of Employment, the Company paid to the Executive a one-time cash payment in an amount equal to $2,000,000 (the “Sign-On Payment”) in a single lump-sum amount on or within sixty (60) days after the Original Effective

Date, subject to and conditioned upon the Executive’s continued employment with the Company through the applicable payment date. The Executive acknowledges and agrees that, pursuant to the Terms of Employment, in the event that the Executive’s employment with the Company is terminated by the Company for Cause (as defined below) or by the Executive without Good Reason (as defined below) prior to the twelve (12)-month anniversary of the Original Effective Date, in either case, the Executive shall repay to the Company a portion of the Sign-On Payment equal to (i) the after-tax amount of the Sign-On Payment, multiplied by (ii) a fraction, the numerator of which is equal to the number of days remaining between the Termination Date and the twelve (12)-month anniversary of the Original Effective Date and, the denominator of which is equal to 365, no later than thirty (30) business days following written demand by the Company therefor.
(c)Match Payments. The Company has paid or shall pay (as applicable) to the Executive, on or within sixty (60) days following each of May 27, 2025, May 18, 2026, May 13, 2027 and May 18, 2028 (each such date, a “Match Date”), a lump-sum cash payment (each, a “Match Payment”) in an amount equal to (i) the average closing price of a DT ordinary share over the thirty (30) calendar-day period ending five (5) business days before the applicable Match Date (converted from EUR to USD using the average exchange rate over the five (5) calendar-day period ending five (5) business days before the applicable Match Date as published in The Wall Street Journal), multiplied by (ii) the aggregate number of ordinary shares of DT released to the Executive on such Match Date, in any case, as determined by the Committee and subject to and conditioned upon the Executive’s continued employment with the Company through the applicable payment date (except as set forth in Section 5 below). For the avoidance of doubt, in the event that the Executive’s employment with the Company is terminated by the Company for Cause, any then-unpaid Match Payments shall be cancelled and forfeited by the Executive without any consideration.
(d)Annual Short-Term Incentive Awards. For each calendar year during the Term (commencing with calendar year 2025), the Executive shall have the opportunity to earn an annual short-term incentive (“STI”) cash award with a value targeted at (i) with respect to the Executive’s calendar year 2025 STI award, the sum of (x) $2,000,000, multiplied by a fraction, the numerator of which equals the number of days between (and including) January 1, 2025 and the day immediately prior to the Effective Date and the denominator of which equals 365, plus (y) $3,500,000, multiplied by a fraction, the numerator of which equals the number of days between (and including) the Effective Date and December 31, 2025 and the denominator of which equals 365, and (ii) with respect to the Executive’s STI awards for calendar year 2026 and subsequent calendar years, 250% of the Executive’s Base Salary, in each case, with a maximum award value equal to 200% of the targeted value. Any STI award will be earned based on the attainment of performance goals established by the Committee in accordance with standard Company practices. Such performance goals shall be established by the Committee generally by no later than March 31 of the applicable performance year. Payment of any STI award earned for a year shall be made after the Committee determines performance results and at the same time as annual STI awards are paid to other senior managers of the Company with respect to the applicable fiscal year, generally as soon as practicable following completion of the applicable performance year (but not later than March 15 of the year following the applicable performance year), except as otherwise expressly provided by Section 5 below. Except as otherwise expressly provided by Section 5 below, the Executive must remain continuously employed with the Company through the applicable payment date in order to earn the right to payment of any STI award, and any termination of the Executive’s employment before such payment date shall result in the cancellation of any right or entitlement to any such STI award. Each STI award shall be subject to the terms of the Incentive Plan, including provisions regarding treatment of any outstanding STI awards in connection with a Change in Control, which terms shall be no less favorable than those applicable to all other

Executive-Level Employees (each foregoing term as defined below), and an award agreement evidencing the grant of the STI award; provided, however, that to the extent that the Incentive Plan or any STI award agreement provides for more favorable treatment to the Executive of any STI award(s), the terms of the Incentive Plan or award agreement (as applicable) shall control.
(e)True-Up Long-Term Incentive Awards. On or as soon as reasonably practicable following the Effective Date, the Company shall grant to the Executive, under the Incentive Plan, one-time long-term incentive (“LTI”) awards (such awards, the “True-Up LTI Awards”) with an aggregate target value (taking into account PRSUs (as defined below) at target level) equal to $2,904,110. The actual number of shares of Company common stock subject to the True-Up LTI Awards will be determined by dividing such value by the average closing price of the Company’s common stock over the thirty (30) calendar day period ending five (5) business days prior to the grant date, rounded up to the nearest whole share. The aggregate target value of the True-Up LTI Awards shall be granted one-half in the form of time-based restricted stock units (“RSUs”) and one-half in the form of performance-based restricted stock units (“PRSUs”), and the True-Up LTI Awards shall be subject to the same vesting schedules and other terms and conditions (including, without limitation, performance goals) applicable to the awards of RSUs and PRSUs granted to the Executive on March 1, 2025. Each True-Up LTI Award shall be subject to the terms and conditions of the Incentive Plan and an award agreement which will evidence the grant of the True-Up LTI Award.
(f)Transformation Award. On or as soon as reasonably practicable following the Effective Date, the Company shall grant to the Executive, under the Incentive Plan, a one-time LTI award of PRSUs with an aggregate grant-date value equal to $10,000,000 (the “Transformation Award”). The actual number of shares of Company common stock subject to the Transformation Award will be determined by dividing such value by the average closing price of the Company’s common stock over the thirty (30) calendar day period ending five (5) business days prior to the grant date, rounded up to the nearest whole share. The Transformation Award shall be subject to the same vesting schedule and other terms and conditions (including, without limitation, performance goals) applicable to the awards of PRSUs granted to certain members of the Company’s senior leadership team on April 1, 2025. The Transformation Award shall be subject to the terms and conditions of the Incentive Plan and an award agreement which will evidence the grant of the Transformation Award.
(g)Long-Term Incentive Awards. For each calendar year during the Term (commencing with calendar year 2026), the Company shall provide the Executive with a LTI award or awards under the Incentive Plan, in such forms and on such terms as the Committee may determine that are no less favorable than those applicable to, and generally at the same time(s) as, the LTI awards granted to the Company’s other Executive-Level Employees, in an aggregate target value on the grant date of not less than $19,500,000 (the “Annual LTI Target Value”). Without limiting the foregoing, the Executive’s Annual LTI Target Value shall be increased by the Committee as follows: (i) effective for annual LTI grants made during calendar year 2026, the Annual LTI Target Value shall be increased to the greater of (x) $19,500,000 and (y) the 40th percentile of the then-current target grant date value of annual equity incentive awards for Chief Executive Officers in the Company’s then-current Peer Group; (ii) effective for annual LTI grants made during calendar year 2027, the Annual LTI Target Value shall be increased to the greater of (x) the Annual LTI Target Value in effect for the prior calendar year and (y) the 45th percentile of the then-current target grant date value of annual equity incentive awards for Chief Executive Officers in the Company’s then-current Peer Group; (iii) effective for annual LTI grants made during calendar year 2028, the Annual LTI Target Value shall be increased to the greater of (x) the Annual LTI Target Value in effect for the prior calendar year and (y) the 45th percentile of the then-current target grant date value of annual equity incentive awards for Chief Executive Officers in the Company’s then-current Peer Group; and (iv) effective for annual LTI grants made during each of calendar years 2029 and 2030, the Annual LTI Target Value shall be increased to the greater of (x) the Annual LTI Target Value in effect for the prior calendar year and (y) the 50th percentile of the then-current target grant date value of annual equity incentive awards for Chief Executive Officers in the Company’s then-current Peer Group (in each case, subject to the Executive’s continued employment with the Company through the applicable grant date and with Peer Group target grant date annual equity incentive award values rounded up to the nearest hundred thousand dollars). In addition, and for the avoidance of doubt, and notwithstanding anything in this Section 3(g) to the contrary, (I) the Committee will have discretion to set performance goals, determine payouts, and otherwise make determinations with respect to the Executive’s LTI awards consistent with the underlying LTI award documents, and (II) no LTI awards shall be granted to the Executive during the period commencing on the date on which either the Executive or the Company provides notice of the termination of the Executive’s employment for any reason, and ending on the date on which the Executive’s employment terminates; provided, however, that solely for purposes of this clause (II), unless such notice is a Retirement Notice (as defined below) (in which case such notice shall be deemed to have been given on the date on which the Company receives the Retirement Notice), such notice shall not be deemed to have been given any earlier than one hundred and fifteen (115) days prior to the date on which the Executive’s employment terminates.
(h)Paid Time Off, and Other Benefits. During the Term, the Executive shall be eligible for paid time off (“PTO”) according to the terms of the Company’s policies as in effect from time to time. In addition, except as specifically provided to the contrary in this Agreement, the Executive shall be eligible to participate in employee benefit plans maintained by the Company from time to time, to the same extent and on the same terms as those benefits generally made available by the Company to its Executive-Level Employees. Notwithstanding anything herein to the contrary, the Executive shall not participate in the Company’s Executive Continuity Plan or any other severance plan or program, other than the right to receive severance benefits subject to, and in accordance with, the provisions of Section 5 below.
(i)Expenses. The Executive shall be reimbursed, in a manner consistent with the policies of the Company, for all reasonable business expenses incurred in the performance of Executive’s duties pursuant to this Agreement, to the extent such expenses are substantiated in writing, and are consistent with the general policies of the Company relating to the reimbursement of expenses that are applicable to Executive-Level Employees of the Company. In addition, (i) the Company shall pay directly or reimburse the Executive for (as determined by the Company) the costs actually incurred by the Executive in connection with tax preparation and financial planning for each calendar year during the Term, not to exceed $50,000 per calendar year; and (ii) for a period of up to twenty-four (24) months following the Original Effective Date, the Company shall pay directly or reimburse the Executive for (as determined by the Company) the costs of personal, first-class round-trip airfare for the Executive and the Executive’s spouse and children between Europe and the United States (the “Paid Round Trips”) (capped at thirty-two (32) Paid Round Trips in the aggregate, inclusive of any Paid Round Trips occurring prior to the Effective Date), in each case, to the extent such costs and expenses are substantiated in writing and in accordance with applicable Company policy. At the Executive’s request, the Company will book, on Executive’s and his spouse’s and children’s behalf, any such Paid Round Trips. The Company will also pay to the Executive an amount in cash (the “Payment”) equal to the aggregate federal, state and local income taxes and employment taxes incurred by the Executive as a result of the Company-paid Paid Round Trips (together with any pyramiding taxes imposed on the Payment). The Payment will be paid in a single lump sum amount no later than the end of the calendar year immediately following the calendar year in such taxes are remitted by the Internal Revenue Service by the Executive.
(j)Relocation Assistance. Pursuant to the Terms of Employment, in connection with the Executive’s relocation of his primary residence to the greater Bellevue, Washington area on or around the Original Effective Date (the date on which Executive relocates, the “Relocation Date”), the Executive is eligible to receive relocation assistance for costs associated with his move in accordance with the terms of the Company’s Relocation Policy, as in effect from time to time. The Executive acknowledges and agrees that, pursuant to the Terms of Employment, in the event that (i) the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason, in either case, prior to the twelve (12)-month anniversary of the Original Effective Date, the Executive acknowledges and agrees that the Executive shall be required to repay to the Company a portion of the relocation benefits or reimbursements equal to (i) the after-tax amount of the relocation benefits or reimbursements (as applicable), multiplied by (ii) a fraction, the numerator of which is equal to the number of days remaining between the Termination Date and the twelve (12)-month anniversary of the Original Effective Date, and the denominator of which is equal to 365, no later than ten (10) business days following written demand by the Company therefor.
(k)Deduction and Withholding. All compensation and other benefits to or on behalf of the Executive pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by the Executive or required by applicable law, rule or regulation or Company policy.
(l)No Requirement for Continuation or Establishment of Benefits. Without intending to limit the Company’s obligations under this Agreement, nothing herein contained shall be construed as requiring the Company to establish or continue, or as preventing the Company from terminating or amending, any particular benefit plan in discharge of its obligations under this Agreement.
(m)Compensation Recoupment Policy. The Executive acknowledges and agrees that any incentive compensation provided by the Company to the Executive under this Agreement or otherwise may be subject to recovery by the Company under and in accordance with any Company clawback or recoupment policy in effect on the Effective Date or as may be adopted or maintained by the Company following the Effective Date, including the Company’s Amended and Restated Executive Incentive Compensation Recoupment Policy as adopted October 2, 2023, as amended from time to time (or any successor policy thereto).
(n)Valuation and Tax Advice. During the Term and during any period after the Executive’s termination of employment from the Company during which the Executive is continuing to receive payments or benefits under Section 5 below, in the event that any payments or benefits from the Company to the Executive constitute “parachute payments” within the meaning of Section 280G of the Code (as defined below) that are or may become subject to excise taxes under Section 4999 of the Code, within twenty (20) days after receiving a request for such assistance from the Executive, the Company’s current independent public accounting firm, or such other nationally recognized public accounting firm as the parties may mutually agree, may be engaged by the Executive to provide valuation and tax advice to the Executive with respect to such payments and benefits that are or may become payable under this Agreement in connection with a Change in Control. Such advice shall include the provision of a report showing the amount of such excise taxes that may become payable by or on behalf of the Executive, along with detailed supporting calculations. All fees and expenses of such accounting firm shall be borne by the Company.
4.Termination.
(a)Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause immediately upon written notice to the Executive. Such notice shall specify in reasonable detail the nature of Cause and the Termination Date. For purposes of this Agreement and all Company plans, arrangements or programs in which the Executive is or becomes a participant, “Cause” shall mean:
(i)The Executive’s gross neglect or willful material breach of the Executive’s principal employment responsibilities or duties,
(ii)A final judicial adjudication that the Executive is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company, DT or their respective Affiliates),
(iii)The Executive’s breach of any written non-competition, non-solicitation or confidentiality covenant between the Executive and the Company or any Affiliate of the Company (other than a de minimis breach),
(iv)Fraudulent conduct as determined by a court of competent jurisdiction in the course of the Executive’s employment with the Company or any of its Affiliates,
(v)The Executive’s unlawful discrimination, harassment, or retaliation, assault or other violent act toward any employee or third party, or other act or omission, in each case that in the reasonable and good faith view of the Board constitutes a material breach of the Company’s written policies or Code of Conduct, or
(vi)    The material breach by the Executive of any other obligation which, if reasonably curable, continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its Affiliates (which notice identifies with reasonable specificity the breach at issue). Notwithstanding the foregoing, no cure period shall be required if the breach is a recurrence of conduct that was the subject of a prior notice under this Section 4(a)(vi) for which a thirty (30)-day cure period was given. For purposes of this clause (vi), the term “obligation” refers to Company policies and directives and is not intended to refer to performance expectations such as goals set forth in bonus plans or performance evaluations. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given the opportunity, together with counsel, to be heard before the Board), finding that, in the reasonable and good faith opinion of the Board, the Executive is guilty of the alleged conduct triggering termination for Cause.
(b)Termination by Company Other Than For Cause. The Company shall have the right to terminate the Executive’s employment without Cause (and for any reason or no reason) by giving the Executive written notice at least ninety (90) days in advance of the applicable Termination Date, unless the Company and the Executive mutually agree to an earlier or later Termination Date.

(c)Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason, upon written notice to the Company at least ninety (90) days in advance of the applicable Termination Date, unless the Company and the Executive mutually agree to an earlier or later Termination Date. For the avoidance of doubt, a Qualifying Retirement (as defined below) shall not constitute a termination of the Executive’s employment without Good Reason.
(d)Termination by Executive With Good Reason. The Executive may terminate his employment with Good Reason, effective as of such Termination Date specified in the Executive’s written notice to the Company described below, but not earlier than the expiration of the applicable cure period, unless the Company and the Executive mutually agree to an earlier Termination Date. For purposes of this Agreement and all Company plans, arrangements or programs in which the Executive is or becomes a participant, “Good Reason” shall mean any of the events listed in clauses (i) through (vi) below, which occurs without the Executive’s express written consent. In order to terminate his employment for Good Reason, the Executive must notify the Company of the occurrence of the applicable event in writing not more than ninety (90) days after the Executive becomes aware of the initial existence thereof. If the Company does not cure such event within thirty (30) days after receipt of such notice, the Executive may thereafter terminate his employment for Good Reason within sixty (60) days after expiration of the Company’s cure period upon written notice of such termination to the Company. The events which shall constitute Good Reason are:
(i)a material diminution in the Executive’s Base Salary, annual target STI award, or Annual LTI Target Value or in the maximum potential amount payable with respect to any STI award provided for under this Agreement;
(ii)a material diminution in the Executive’s authority, duties or responsibilities (including, without limitation, any change in title or the appointment of any person as a result of which the Executive ceases to be the Company’s sole Chief Executive Officer or the Executive is not the sole executive reporting to the full Board; provided, that Michael Sievert continuing to serve in an executive employment role and/or continuing to report to the full Board shall not constitute “Good Reason” under this clause (ii));
(iii)a change in the Executive’s reporting relationship such that the Executive no longer reports directly to the Board (including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board);
(iv)a change of fifty (50) miles or greater in the principal geographic location at which the Executive must perform the services hereunder as of the Relocation Date; or
(v)any material breach by the Company or its successor company, as applicable, of this Agreement or any other agreement between the Executive and the Company or the successor company, as applicable.
For the avoidance of doubt, a Qualifying Retirement shall not constitute a termination of the Executive’s employment with Good Reason.
(e)Termination due to Death or Disability. The Executive’s employment pursuant to this Agreement shall terminate automatically on the date of the Executive’s death or Disability. The Termination Date shall be, as applicable, the date of the Executive’s death or the date of the Executive’s Disability as determined by the method provided below. For purposes of this Agreement, the Executive shall be deemed to have a “Disability” on the earlier of: (i) the date on which it is medically determined by the Company (following review (including, if applicable, of medical information supplied by the Executive and/or the Executive’s medical provider) by its third party medical and other advisors, in any case, as determined appropriate by the Company in its discretion) that the Executive is not capable of performing the services contemplated by this Agreement and is not expected to be able to perform such services for an indefinite period or for a period in excess of one hundred twenty (120) days; or (ii) if the Executive fails because of illness or other incapacity, to render the services contemplated by this Agreement for a period of one hundred twenty (120) consecutive days or any series of shorter periods aggregating to one hundred fifty (150) days in any consecutive period of twelve (12) months, unless in either case under clauses (i) or (ii) above, with reasonable accommodation the Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue burden on the Company as determined by the Board.
(f)Qualifying Retirement. The Executive may voluntarily terminate his employment upon written notice to the Company (the “Retirement Notice”), effective as of the Retirement Date; provided that the Retirement Notice (i) must be given at least twelve (12) months prior to the Retirement Date and (ii) cannot be given any earlier than January 1 of the calendar year preceding the calendar year in which the Retirement Date occurs (a voluntary termination that satisfies all of the conditions in this sentence, a “Qualifying Retirement”). Notwithstanding the foregoing, following the Company’s receipt of a Retirement Notice from the Executive, the Company may, in its discretion, accelerate the date of the Executive’s Qualifying Retirement (such that the Termination Date occurs earlier than the Retirement Date on such date as determined by the Company in its discretion) upon written notice to the Executive setting forth the Executive’s Termination Date (a “Company Retirement Acceleration”). The parties hereto acknowledge and agree that if a Company Retirement Acceleration occurs, the Executive’s termination of employment pursuant to such Company Retirement Acceleration shall constitute a Qualifying Retirement for purposes of this Agreement and shall not constitute a termination by the Company with or without Cause or a resignation by the Executive with or without Good Reason. For the avoidance of doubt, nothing in this Section 4(f) prohibits the Company from terminating Executive’s employment with Cause or Executive from resigning without Good Reason, in either case, after the date on which the Retirement Notice is delivered to the Company, and any such termination or resignation shall not constitute a “Company Retirement Acceleration” hereunder.
5.Effect of Termination.
(a)Termination by Company for Cause; Expiration of Term. If the Executive’s employment with the Company is terminated by the Company for Cause pursuant to Section 4(a) above or the Executive’s employment with the Company terminates automatically upon the expiration of the Term pursuant to Section 2(a) above, then the Executive shall be entitled to receive:
(i)An amount equal to his accrued but unpaid Base Salary at the rate then in effect through the Termination Date; plus
(ii)Unused PTO accrued through the Termination Date (if any); plus
(iii)Any vested benefits or entitlements under any employee benefit plans of the Company in which the Executive participates (e.g., vested 401(k) plan balances, rights to COBRA continuation coverage under group medical plans, etc.), subject to the terms and conditions of such plans; plus

(iv)Any expenses incurred on or prior to the Termination Date but not yet reimbursed that are reimbursable in accordance with Section 3(i) above.
The compensation and benefits set forth in clauses (i) through (iv) above are referred to herein as the “Accrued Benefits.” The Accrued Benefits described in the foregoing clauses (i), (ii) and (iv) shall be paid to the Executive (or his estate, as applicable) within thirty (30) days following the Termination Date (or such earlier date as required by applicable law), and the Accrued Benefits described in the foregoing clause (iii) shall be paid or provided in accordance with the terms and conditions of the applicable plans.
(b)Termination by Executive Without Good Reason. If the Executive’s employment with the Company is terminated by the Executive without Good Reason pursuant to Section 4(c) above, then the Company shall pay or provide to the Executive the following (subject to the last sentence of this Section 5(b)):
(i)The Accrued Benefits; plus
(ii)Any Match Payments that are unpaid as of the Termination Date, payable as and when set forth in (and with the amount of any such unpaid Match Payment calculated as provided under) Section 3(c) above.
The payments described in clause (ii) above are subject to the Executive’s satisfaction of the conditions set forth in Section 5(f).
(c)Termination by Company Other Than For Cause; Termination by Executive With Good Reason. If the Executive’s employment with the Company is terminated (x) by the Company other than for Cause pursuant to Section 4(b) above, or (y) by the Executive with Good Reason pursuant to Section 4(d) above, then the Company shall pay or provide to the Executive the following (subject to the last sentence of this Section 5(c)):
(i)The Accrued Benefits; plus
(ii)Continued eligibility, following the Termination Date, for the Company’s employee mobile service discount program, in accordance with the terms of such program as in effect from time to time following the Termination Date (the “Continued Mobile Discounts”); plus
(iii)A cash severance payment in an amount equal to two (2) times the sum of (A) the Executive’s Base Salary as in effect immediately prior to the Termination Date and (B) the Executive’s target STI award for the fiscal year in which the Termination Date occurs, payable no later than seventy-four (74) days following the Termination Date; plus
(iv)Any annual STI award for the last completed fiscal year of the Company preceding the Termination Date that is unpaid as of the Termination Date (the “Prior-Year STI Award”), irrespective of whether the Executive is employed on the normal payment date, payable no later than seventy-four (74) days following the Termination Date; plus
(v)A pro rata STI award for the fiscal year of the Company in which the Termination Date occurs, based on the number of days in the fiscal year through the Termination Date divided by 365 and based on actual performance results for the fiscal year in which the Termination Date occurs, payable no later than March 15th of the fiscal year immediately following the fiscal year in which the Termination Date occurs (but in all events during the fiscal year immediately following the fiscal year in which the Termination Date occurs); plus

(vi)For any LTI awards under the Incentive Plan, whether granted before or during the Term, and notwithstanding anything to the contrary in the applicable award agreement(s):
(A)each LTI award that was granted prior to the Effective Date and that is outstanding and not subject to any performance vesting condition as of the Termination Date (each, a “Time-Based Award”), shall vest in full (to the extent then-unvested) on the date on which the release described in Section 5(f) becomes effective and irrevocable (the “Release Effective Date”) (and shall remain outstanding and eligible to vest on the Release Effective Date), and shall be paid to the Executive no more than seventy-four (74) days following the Termination Date (unless subject to any deferral of earned and vested awards elected by the Executive in accordance with the terms of the applicable award agreement(s), in which case such deferral shall dictate payment timing);
(B)each LTI award that was granted prior to the Effective Date and that is outstanding and subject to any performance vesting condition as of the Termination Date (each, a “Performance Award”) will become earned and vested on the Release Effective Date as follows:
1.A portion of each Performance Award, determined by multiplying (i) the full number of shares or units, as applicable, subject to such Performance Award by (ii) a fraction, the numerator of which equals the number of days elapsed from the commencement of the applicable performance period in effect as of the Termination Date through (and including) the Termination Date and the denominator of which equals the total number of days in the applicable performance period, shall vest upon the Release Effective Date based on the actual level of actual performance determined as if the applicable performance period had ended as of the last trading day immediately preceding the Termination Date, and shall be paid to the Executive no more than seventy-four (74) days following the Termination Date (unless subject to any deferral of earned and vested awards elected by the Executive in accordance with the terms of the applicable award agreement(s), in which case such deferral shall dictate payment timing); and
2.The remaining portion of each Performance Award, determined by multiplying (i) the full number of shares or units, as applicable, subject to such Performance Award by (ii) a fraction, the numerator of which equals the number of days from the Termination Date through the end of the applicable performance period in effect as of the Termination Date and the denominator of which equals the total number of days in the applicable performance period, shall vest upon the Release Effective Date at the greater of (x) the actual level of actual performance determined as if the applicable performance period had ended as of the last trading day immediately preceding the Termination Date, and (y) target, and shall be paid to the Executive no more than seventy-four (74) days following the Termination Date (unless subject to any deferral of earned and vested awards elected by the Executive in accordance with the terms of the applicable award agreement(s), in which case such deferral shall dictate payment timing); and
(C)each LTI award that was granted on or after the Effective Date that is outstanding as of the Termination Date shall be treated as follows:

1.each such LTI award that is not subject to any performance vesting condition as of the Termination Date (each, a “New Time-Based Award”), shall continue to vest on, and be settled on or shortly after, the regularly-scheduled post-Termination Date vesting dates set forth in (and in accordance with) the applicable award agreement; and
2.each such LTI award subject to any performance vesting condition as of the Termination Date (each, a “New Performance Award”) shall remain outstanding and will continue to be eligible to vest and be paid to Executive in accordance with the terms of the applicable LTI award agreement, based on the actual level of actual performance during the performance period (determined as if Executive’s employment had not terminated prior to the conclusion of the performance period); plus
(vii)Any Match Payments that are unpaid as of the Termination Date, payable as and when set forth in (and with the amount of any such unpaid Match Payment calculated as provided under) Section 3(c) above; plus
(viii)During the period commencing on the Termination Date and ending on the earlier of the end of the eighteenth (18th) full calendar month following the Termination Date or the date on which the Executive becomes eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “Severance COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company will continue to provide to the Executive and the Executive’s dependents, at the Company’s sole expense, coverage under its group medical and dental plans at the same levels in effect on the Termination Date; provided, however, that if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (y) the Company is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health plans, or (z) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to the Executive in substantially equal, then-currently-taxable monthly installments over the Severance COBRA Period (or remaining portion thereof). In the event the Company-subsidized portion of the coverage cost paid on the Executive’s or the Executive’s dependents’ behalf during the Severance COBRA Period, as described above, would cause the Executive to be taxable on reimbursements under the applicable plans by reason of the application of Section 105(h) of the Code (and the Company is not paying such amounts to the Executive in then-currently-taxable monthly installments as contemplated by the preceding sentence), such Company-subsidized portion of the coverage cost will to be imputed as taxable income to the Executive.
The payments and benefits described in clauses (ii) through (viii) above are subject to the Executive’s satisfaction of the conditions set forth in Section 5(f).
(d)Death or Disability. If the Executive’s employment with the Company is terminated due to the Executive’s death or Disability under Section 4(e) above, then the Executive (or, in case of death, the Executive’s beneficiary under the applicable plan, or the Executive’s estate if there is no such beneficiary) shall be entitled to receive:
(i)The Accrued Benefits; plus

(ii)Solely if the Executive’s termination of employment is due to the Executive’s Disability, the Continued Mobile Discounts; plus
(iii)Any STI award for the last completed fiscal year of the Company preceding the Termination Date that is unpaid as of the Termination Date; plus
(iv)A pro rata STI award for the fiscal year in which the Termination Date occurs, based on the greater of (x) the target performance level for the applicable fiscal year and (y) the actual level of actual performance for the portion of the fiscal year the Executive was employed, in any case, based on the number of days in the fiscal year through the Termination Date divided by 365; plus
(v)Any Match Payments that are unpaid as of the Termination Date, payable as and when set forth in (and with the amount of any such unpaid Match Payment calculated as provided under) Section 3(c) above; plus
(vi)For any LTI awards under the Incentive Plan, whether granted before or during the Term, and notwithstanding anything to the contrary in the applicable award agreement(s):
(A)for each LTI award that was granted prior to the Effective Date that is outstanding as of the Termination Date, vesting of such LTI award shall be determined under and in accordance with the terms of the applicable LTI award agreement; and
(B)each LTI award that was granted on or after the Effective Date that is outstanding as of the Termination Date shall be treated as follows:
1.each New Time-Based Award shall continue to vest on, and be settled on or shortly after, the regularly-scheduled post-Termination Date vesting dates set forth in (and in accordance with) the applicable award agreement; and
2.each New Performance Award shall remain outstanding and will continue to be eligible to vest and be paid to Executive in accordance with the terms of the applicable LTI award agreement, based on the actual level of actual performance during the performance period (determined as if Executive’s employment had not terminated prior to the conclusion of the performance period).
The payments described in clauses (iii) through (iv) above shall be made in a lump sum as soon as practicable (but not more than sixty (60) days) after the Termination Date.
(e)Qualifying Retirement. If the Executive’s employment with the Company is terminated by the Executive due to the Executive’s Qualifying Retirement (including, for clarity, pursuant to a Company Retirement Acceleration) pursuant to Section 4(f), then the Company shall pay or provide to the Executive the following (subject to the last sentence of this Section 5(e)):
(i)The Accrued Benefits; plus
(ii)The Continued Mobile Discounts; plus
(iii)A cash severance payment in an amount equal to two (2) times the sum of (A) the Executive’s Base Salary as in effect immediately prior to the Termination Date (or, solely in the event of a Company Retirement Acceleration, the Base Salary that would have been in effect immediately prior to the Retirement Date (as determined by the Committee in its discretion pursuant to Section 3(a) above, only if such Base Salary has not already been determined pursuant to such provisions)) and (B) the Executive’s target STI award for the fiscal year in which the Termination Date occurs (or, in the event of a Company Retirement Acceleration, the target STI award that would have been in effect immediately prior to the Retirement Date (as determined by the Committee in its discretion)), payable no later than seventy-four (74) days following the Termination Date; plus
(iv)Solely in the event of a Company Retirement Acceleration, an additional amount in cash equal to the aggregate Base Salary that would have been paid to the Executive from the Termination Date through the Retirement Date (had the Executive’s employment not terminated), payable no later than seventy-four (74) days following the Termination Date (and, for clarity, the amount payable pursuant to this clause (iv) shall take into account any increase to the Executive’s Base Salary that would have occurred pursuant to the terms of this Agreement between the Termination Date and the Retirement Date (as determined by the Committee in its sole discretion)); plus
(v)Any Prior-Year STI Award, payable no later than seventy-four (74) days following the Termination Date; plus
(vi)Solely in the event of a Company Retirement Acceleration which has the effect of accelerating the Termination Date to an earlier calendar year than the calendar year in which the Retirement Date would have occurred, an annual STI award for the fiscal year of the Company in which the Termination Date occurs, based on actual performance results for the fiscal year in which the Termination Date occurs, payable no later than March 15th of the fiscal year immediately following the fiscal year in which the Termination Date occurs (but in all events during the fiscal year immediately following the fiscal year in which the Termination Date occurs); plus
(vii)Either (A) if clause (B) of this paragraph 5(e)(vii) does not apply, a pro rata STI award for the fiscal year of the Company in which the Termination Date occurs, based on the number of days in the fiscal year through the Termination Date (or, solely in the event of a Company Retirement Acceleration, through the Retirement Date) divided by 365 and calculated based on the actual level of attainment of the applicable performance measures during the portion of the fiscal year ending on the last day of the fiscal quarter ending immediately prior to the Executive’s Termination Date (or, solely in the event of a Company Retirement Acceleration, ending immediately prior to the Retirement Date) (i.e., determined as if the applicable performance period had ended as of the date of the last quarterly accounting accrual to occur prior to the Termination Date or Retirement Date, as applicable), as determined by the Company (or, if the Termination Date or Retirement Date, as applicable, occurs during the first fiscal quarter of the year, based on target performance), payable no later than seventy-four (74) days following the Termination Date or Retirement Date, as applicable; or (B) solely in the event of a Company Retirement Acceleration which has the effect of accelerating the Termination Date to an earlier calendar year than the calendar year in which the Retirement Date would have occurred, a pro rata STI award for the fiscal year in which the Retirement Date would have occurred, based on the number of days in the fiscal year through the Retirement Date divided by 365 and calculated based on the actual level of attainment of the applicable performance measures during the portion of the fiscal year ending on the last day of the fiscal quarter ending immediately prior to the Retirement Date (i.e., determined as if the applicable performance period had ended as of the date of the last quarterly accounting accrual to occur prior to the Retirement Date) or, if the Retirement Date occurs during the first fiscal quarter of the year, based on the actual level of attainment of the applicable performance measures during the portion of the fiscal year ending on the Retirement Date, in either case, as determined by the Company, payable within seventy-four (74) days following the Retirement Date (but in all events during the fiscal year immediately following the fiscal year in which the Termination Date occurs); plus
(viii)For any LTI awards under the Incentive Plan, whether granted before or during the Term, and notwithstanding anything to the contrary in the applicable award agreement(s):
(A)each Time-Based Award that is outstanding as of the Termination Date shall vest in full (to the extent then-unvested) on the Release Effective Date (and shall remain outstanding and eligible to vest on the Release Effective Date), and shall be paid to the Executive no more than seventy-four (74) days following the Termination Date (unless subject to any deferral of earned and vested awards elected by the Executive in accordance with the terms of the applicable award agreement(s), in which case such deferral shall dictate payment timing);
(B)each Performance Award that is outstanding as of the Termination Date will become earned and vested on the Release Effective Date as follows:
1.A portion of each Performance Award, determined by multiplying (i) the full number of shares or units, as applicable, subject to such Performance Award, by (ii) a fraction, the numerator of which equals the number of days elapsed from the commencement of the applicable performance period in effect as of the Termination Date through (and including) the Termination Date and the denominator of which equals the total number of days in the applicable performance period, shall vest upon the Release Effective Date based on the actual level of actual performance determined as if the applicable performance period had ended as of the last trading day immediately preceding the Termination Date, and shall be paid to the Executive no more than seventy-four (74) days following the Termination Date (unless subject to any deferral of earned and vested awards elected by the Executive in accordance with the terms of the applicable award agreement(s), in which case such deferral shall dictate payment timing); and
2.The remaining portion of each Performance Award, determined by multiplying (i) the full number of shares or units, as applicable, subject to such Performance Award, by (ii) a fraction, the numerator of which equals the number of days from the Termination Date through the end of the applicable performance period in effect as of the Termination Date and the denominator of which equals the total number of days in the applicable performance period, shall vest upon the Release Effective Date at the greater of (x) the actual level of actual performance determined as if the applicable performance period had ended as of the last trading day immediately preceding the Termination Date, and (y) target, and shall be paid to the Executive no more than seventy-four (74) days following the Termination Date (unless subject to any deferral of earned and vested awards elected by the Executive in accordance with the terms of the applicable award agreement(s), in which case such deferral shall dictate payment timing); and
(C)each LTI award that was granted on or after the Effective Date and that is outstanding as of the Termination Date shall be treated as follows:

1.each New Time-Based Award shall continue to vest on, and be settled on or shortly after, the regularly-scheduled post-Termination Date vesting dates set forth in (and in accordance with) the applicable award agreement; and
2.each New Performance Award shall remain outstanding and will continue to be eligible to vest and be paid to Executive in accordance with the terms of the applicable LTI award agreement, based on the actual level of actual performance during the performance period (determined as if Executive’s employment had not terminated prior to the conclusion of the performance period); plus
(ix)During the Severance COBRA Period, subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company will continue to provide to the Executive and the Executive’s dependents, at the Company’s sole expense, coverage under its group medical and dental plans at the same levels in effect on the Termination Date; provided, however, that if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (y) the Company is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health plans, or (z) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to the Executive in substantially equal, then-currently-taxable monthly installments over the Severance COBRA Period (or remaining portion thereof). In the event the Company-subsidized portion of the coverage cost paid on the Executive’s or the Executive’s dependents’ behalf during the Severance COBRA Period, as described above, would cause the Executive to be taxable on reimbursements under the applicable plans by reason of the application of Section 105(h) of the Code (and the Company is not paying such amounts to the Executive in then-currently-taxable monthly installments as contemplated by the preceding sentence), such Company-subsidized portion of the coverage cost will to be imputed as taxable income to the Executive.
The payments described in clauses (ii) through (ix) above are subject to the Executive’s satisfaction of the conditions set forth in Section 5(f).
(f)Conditions to Payment. The payments and benefits described in clause (ii) of Section 5(b), clauses (ii) through (viii) of Section 5(c) and clauses (iii) through (ix) of Section 5(e) are conditioned on (i) the Executive executing and delivering to the Company a release of all claims in substantially the form attached hereto as Exhibit A, with such release becoming fully effective (including, without limitation, the lapse of any revocation period) no later than the sixtieth (60th) day following the Termination Date, and (ii) the Executive’s continued compliance with the term and conditions set forth in the Restrictive Covenant and Confidentiality Agreement. Notwithstanding the foregoing, if the aggregate period during which the Executive is eligible to consider and revoke the release of claims begins in one calendar year and ends in the immediately following calendar year, no payments described in clause (ii) of Section 5(b), clauses (ii) through (viii) of Section 5(c) or clauses (iii) through (ix) of Section 5(e) will be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, on the first regularly scheduled Company payroll date following the Release Effective Date).

(g)Non-Duplication. Other than as described above in this Section 5, the Executive shall not be entitled to any payment, benefit, damages, award or compensation in connection with the Executive’s termination of employment, by either the Company or the Executive, except as may be expressly provided in another written agreement, if any, approved by the Board and executed by the Executive and the Company. Neither the Executive nor the Company is obligated to enter into any such other written agreement. The Executive shall not be entitled to severance or retirement benefits under this Agreement except as provided in Sections 5(b) through (e) above, and only to the extent provided in the applicable Section (i.e., severance benefits shall not be payable under more than one Section above).
(h)No Mitigation; No Offset. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there will be no offset against amounts due to the Executive under this Agreement for any reason, including without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain.
(i)Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i)“Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with a named organization, or any entity in which the named organization holds a controlling interest, whether through the ownership of voting securities, member interests, by contract or otherwise. For this purpose, “control” shall be deemed to exist when more than fifty percent (50%) of the voting power for the election of the directors (or similar governing body) of the entity or of the capital stock (or other equity interests) of the entity is owned, directly or indirectly, by another person, or other entity.
(ii)“Change in Control” has the meaning set forth in the Incentive Plan.
(iii)“Executive-Level Employee” means an “executive officer” of the Company (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934).
(iv)“Incentive Plan” means the T-Mobile US, Inc. 2023 Incentive Award Plan, as in effect from time to time (and any successor plan thereto).
(v)“Retirement Date” means the fifth (5th) anniversary of the Effective Date.
(j)Payments in Cash. Unless otherwise specifically indicated or set forth in an applicable LTI award agreement, all payments under Section 5 of this Agreement will be made in cash.
6.Restrictive Covenant and Confidentiality Agreement. The Executive and the Company acknowledge and agree that the Executive and the Company have previously entered into a Restrictive Covenant and Confidentiality Agreement, attached hereto as Exhibit B (the “Restrictive Covenant and Confidentiality Agreement”), the terms of which are incorporated by reference herein. To the extent that the Restrictive Covenant and Confidentiality Agreement suggests that (a) Executive’s duties are other than as described in this Agreement, (b) Executive is not eligible for severance, or (c) there is no other agreement between the Company and the Executive besides the Restrictive Covenant and Confidentiality Agreement, the provisions of this Agreement will control. Notwithstanding any provision of the Restrictive Covenant and Confidentiality Agreement to the contrary, the duration of the post-termination “Restricted Period” as defined in the first sentence of paragraph 4 of such Agreement is increased from one year to two years. Further notwithstanding anything in the Restrictive Covenant and Confidentiality Agreement to the contrary, the Executive understands that (i) nothing contained in the Restrictive Covenant and Confidentiality Agreement will prohibit the Executive from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) nothing in the Restrictive Covenant and Confidentiality Agreement is intended to or will prevent the Executive from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or the U.S. National Labor Relations Board or any similar agency) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, or from exercising any rights the Executive may have, if any, under Section 7 of the U.S. National Labor Relations Act; and (iii) pursuant to 18 USC Section 1833(b), (x) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (y) if the Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, if the Executive (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order.
7.Responsibilities Upon Termination. Upon the termination of his employment by the Company for whatever reason and irrespective of whether or not such termination is voluntary on his part, the Executive agrees that all papers, notes, documents, files, records, computer data, programs, tools, models, keys, pass cards, identification cards, and other items, furnished by the Company or created by the Executive or others in the course of work done by or on the behalf of the Company, including all duplicates and copies of such materials, are the property of the Company. The Executive agrees to return all the Company property to the Company at the conclusion of employment or earlier at the Company’s request. The Executive also agrees to return all property of the Company’s clients and customers and all documents and records containing information obtained from clients and customers at the conclusion of employment or earlier at the Company’s request.
8.Tax Matters.
(a)280G. In the event any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise to the Executive under this Agreement or otherwise constitutes a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount payable to the Executive shall be either (i) paid in full, or (ii) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, all determinations required to be made under this Section 8(a), including the manner and amount of any reduction in the Executive’s payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A. For purposes of making the calculations required by this Section 8(a), the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this Section 8(a). The Accounting Firm shall provide its written report to the Committee and the Executive which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Section 8(a). The Executive and the Company shall cooperate in case of a potential Change in Control to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guarantee any such alternatives will be available or approved by the Company and neither the Executive nor the Company shall be obligated to enter into them.
(b)409A. It is intended that the payments and benefits under this Agreement comply with Section 409A of the Code (together with the Treasury Regulations relating thereto, “Section 409A”), or satisfy the requirements for an exemption to Section 409A, in each case, to the extent applicable to this Agreement and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith (or to be in satisfaction of an exemption therefrom). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement, no Termination Date shall be deemed to have occurred, and no payment otherwise payable upon a termination of the Executive’s employment shall be paid to the Executive under this Agreement unless and until the Executive’s termination of employment constitutes a “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”). Any payments described in this Agreement that qualify for the “short-term deferral” exception from Section 409A as described in Treasury Regulation Section 1.409A-1(b)(4) will be paid under such exception. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) and the application of the short-term deferral exception), each payment under this Agreement will be treated as a separate payment and any right to a series of installment payments pursuant to this Agreement will be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement (whether under this Agreement or otherwise), to the extent delayed commencement of any portion of the payments to be made to the Executive upon his Separation from Service is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall be delayed and paid on the first business day after the earlier of (i) the date that is six (6) months following such Separation from Service and (ii) the Executive’s death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, any payments or amounts reimbursable to the Executive under this Agreement shall be paid or reimbursed to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive)

during any one calendar year may not affect amounts reimbursable or provided in any subsequent calendar year and the Executive’s right to such reimbursements (or in-kind benefits) may not be liquidated or exchanged for any other benefit. With respect to any payments hereunder that may be made during any particular payment window (e.g., within sixty days) rather than on a specified payment date, the Company shall have the right to determine the exact payment date within such payment window.
9.General.
(a)Survival. The covenants of the Executive and the Company in this Agreement and in the agreements referenced herein, including but not limited to the covenants imposed upon the Executive in the Restrictive Covenant and Confidentiality Agreement and Section 9(c), shall survive the Termination Date.
(b)Notices. Unless and until some other address has been designated, all notices, consents, demands and other communications provided for by or relating to this Agreement shall be addressed as follows and shall be in writing and shall be deemed to have been given at the time the same is delivered in person or is mailed by registered or certified mail:
If to the Company:
Mark Nelson
Executive Vice President and General Counsel
T-Mobile US, Inc.
12920 SE 38th St
Bellevue, Washington 98006

If to the Executive:
At Executive’s last known address
evidenced on the Company’s
payroll records

Either party wishing to change the address to which notices, requests, demands and other communications under this Agreement shall be sent shall give written notice of such change to the other party.
(c)Dispute Resolution. Except for any claims (i) arising out of, or relating to, the Restrictive Covenant and Confidentiality Agreement attached hereto and/or any other written and fully executed agreements to which the Executive and the Company or an Affiliate thereof are parties that expressly provide for a different dispute resolution mechanism or (ii) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration thereof, any controversy, claim or dispute arising out of or relating to the Executive’s employment with the Company or the termination thereof, either during the existence of the employment relationship or afterwards, and including, but not limited to, any common law or statutory claims for wrongful discharge, discrimination or unpaid compensation, shall be resolved exclusively by arbitration in King County, Washington. Arbitration shall be conducted in accordance with the then-prevailing employment arbitration rules of the American Arbitration Association (the “AAA”), with one arbitrator designated in accordance with those rules. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this Section 9(c) shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief in any such dispute. The prevailing party shall be entitled to its or his attorneys’ fees and costs, in addition to any other relief that may be awarded. The exclusive venue for claims arising out of, or related to, the Restrictive Covenant and Confidentiality Agreement, shall be the state and Federal courts of King County, Washington.
(d)Governing Law. This Agreement shall be exclusively governed by and interpreted under the laws of the State of Washington.
(e)Waiver. The waiver or failure of either party to insist in any one or more instances upon performance of any term, covenant or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either party with respect to such term, covenant or condition shall continue in full force and effect. No course of dealing shall be implied or arise from any waiver or series of waivers of any right or remedy hereunder.
(f)Severability. Each provision of this Agreement shall be interpreted where possible in a manner necessary to sustain its legality and enforceability. If any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be limited to the minimum extent necessary to render the same enforceable or valid. The unenforceability of any provision of this Agreement in a specific situation, or the unenforceability of any portion of any provision of this Agreement in a specific situation, shall not affect the enforceability of (i) that provision or portion of provision in another situation or (ii) the other provisions or portions of provisions of this Agreement if such other provisions or the remaining portions could then continue to conform with the purposes of this Agreement and the terms and requirements of applicable law.
(g)Amendments. This Agreement shall not be amended orally, but only by a written instrument executed only by a member of the Board or the Chair of the Committee, on the one hand, and the Executive, on the other.
(h)Entire Agreement. This Agreement, together with the Restrictive Covenant and Confidentiality Agreement and any other agreements expressly incorporated by reference herein, embody the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between the Company and the Executive with respect to the subject matter hereof, including, without limitation, the Terms of Employment (except as expressly provided herein). To the extent the provisions of this Agreement are inconsistent with the terms of any underlying compensation plan or program, including without limitation any annual performance bonus plan or the Incentive Plan, the terms of this Agreement shall control.
(i)Free and Voluntary Act. The Executive agrees that he is entering into this Agreement as a free and voluntary act and that he has been given adequate time to decide whether or not to sign the Agreement and signs it only after full reflection and analysis. The Executive further acknowledges that the Executive has been given an opportunity to obtain an attorney’s independent counsel and advice, and that the Executive has read and understands the complete Agreement. Each party agrees that they have cooperated in the drafting and preparation of this Agreement; any construction of this Agreement shall not be construed against any party as drafter.

(j)Indemnification. The Executive shall be covered by the Company’s indemnification provisions and directors’ and officers’ insurance policies generally applicable to Company executives and directors. Subject to the terms and conditions of such provisions and policies, these provisions and policies shall continue to apply to the Executive after any termination of employment with respect to his service prior to termination of employment, on the same basis as for other former officers and directors.
(k)Legal Fees. The Company shall promptly reimburse the Executive for his legal fees reasonably incurred in connection with this Agreement, not to exceed $50,000, upon reasonable documentation.
(l)Binding Effect: Successors. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors, assigns and legal representatives and the Executive, his heirs and legal representatives. The Company will cause any successor thereto in a Change in Control to assume Company’s obligations under this Agreement, and failure to do so shall constitute a material breach of this Agreement unless otherwise agreed to by the Executive and the successor company. The Executive may not assign, transfer, or otherwise dispose of this Agreement, or any of his other rights or obligations hereunder (other than his rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the Company, and any such attempted assignment, transfer or other disposition without such consent shall be null and void.
(m)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, facsimile or “.pdf” signature. Signatures of the parties transmitted by facsimile or email of a “.pdf” shall be deemed to be their original signatures for all purposes.
(n)Authority and Ratification. The Company represents that it has obtained all approvals, including Board and Committee approvals, required to enter into and perform its obligations under this Agreement, and that no other agreements would prevent the Company from entering into this Agreement.
[Signature Page Follows]

EXHIBIT 10.1
    In Witness Whereof, the parties have executed this Agreement effective as of the Effective Date.

T-Mobile US, Inc.

By: /s/     Thomas Dannenfeldt
Thomas Dannenfeldt
Chair, Compensation Committee of the Board of Directors

Executive

By: /s/ Srinivasan Gopalan
Srinivasan Gopalan

[Signature Page to Employment Agreement]

EXHIBIT A
Release
[see attached]

EXHIBIT B
Restrictive Covenant and Confidentiality Agreement
[see attached]